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                    [LETTERHEAD OF NATIONAL PROPANE COMPANY]

June 13, 1997

Mr. Martin A. Woods
14807 Grand Nuggent Court
Houston, TX 77062

Dear Martin:

        It is with great pleasure that we hereby confirm your employment as Vice President - Supply and Distribution of National Propane Corporation ("NPC"), the general partner of National Propane Partners, L.P. (the "MLP"), starting as soon as possible, on the terms and conditions set forth in this letter and in the attached term sheet (the "Term Sheet").

        You will report to the President and Chief Executive Officer of NPC and your duties will be performed primarily at the corporate headquarters of NPC in Cedar Rapids, Iowa. You will be responsible for all supply and distribution functions of the company and will be part of the senior management team involved in the strategic planning for the company.

        In the event of termination by NPC of your employment without good cause, merger, sale or other dissolution of NPC or the MLP, or involuntary reduction to base salary or annual incentive or mid-term cash bonus programs, or cessation of direct reporting to the President and Chief Executive Officer of NPC, NPC shall (i) within 30 days after the date of such termination, pay to you a lump sum equal to your annual rate of salary in effect at the date of termination, (ii) within 30 days after date of such termination, pay to you a lump sum equal to annual target incentive and any funds accumulated as part of your Mid-Term cash performance plan, and (iii) any unit options granted to you
(a) which have not vested on the termination date shall terminate and become null and void as of such date and (b) which have vested on the termination date must be exercised within 90 days or be forfeited, and (iv) continue benefits coverage for two years.

        For purposes of this agreement termination by NPC "for good cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of NPC or any of its affiliates; (ii) voluntary termination by you of your employment or failure, refusal or neglect by you to comply with any of your material obligations hereunder or failure by you to comply with a reasonable instruction of any superior officer of NPC or its Board of Directors, which failure, refusal or neglect, if curable, is not fully and completely cured to the reasonable satisfaction of NPC as soon as reasonably possible upon written notice to you;
(iii) engagement by you in any conduct or the commission by you of any act which is, in the reasonable opinion of the President and Chief Executive Officer of NPC or its Board of Directors is materially injurious or detrimental to the substantial interest of NPC or any of its affiliates; (iv) indictment for any act, whether with respect to your employment or otherwise, which is in violation of the criminal laws of the United States or any state thereof or any similar foreign law to which you may be subject; (v) any failure substantially to comply with any written rules, regulations, policies or procedures of NPC or any of its affiliates which, if not complied with, could have a material adverse effect on NPC or any of its affiliates; or (vi) any willful failure to comply with NPC or any of its affiliates' internal policies regarding insider trading.

        You acknowledge that as an executive officer of NPC you will be involved, at the highest level, in the development, implementation, and management of NPC's and the MLP's business strategies and plans, including those which involve NPC and the MLP's finances, marketing operations, industrial relations, operations and acquisitions. By virtue of your unique and sensitive position, your employment


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by a competitor of NPC and the MLP represents a serious competitive danger to
NPC and the MLP and the use of your talent, knowledge, and information about NPC's and the MLP's business, strategies, and plans can and would constitute a valuable competitive advantage over NPC and the MLP. In view of the foregoing, if either your employment with NPC ends by reason of your resignation, or your employment is terminated by NPC for good cause, then you covenant and agree that in either case for a period of six (6) months following the termination of your employment, you will not engage or be engaged in any capacity, directly or indirectly, including, but not limited to, as an employee, agent, consultant, manager, executive, owner, or stockholder (except as a passive investor owning less than two percent interest in a publicly held company) in the retail propane industry directly competing with NPC or the MLP in their geographic service areas at the time of disengagement.

        You agree to treat such as confidential and not to disclose to anyone other than NPC and its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of NPC divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than NPC, its subsidiaries and affiliated companies, any information of a confidential nature relating in any way to the business of NPC or its subsidiaries or affiliated companies, or any of their respective direct business customers, unless (i) you are required to disclose such information by requirements of law,
(ii) such information is in the public domain through no fault of yours, or
(iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality.

        You agree that in addition to any other remedy provided at law or in equity, (a) NPC shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provision of the preceding two paragraph, (b) you will indemnify and hold NPC harmless from and against any and all damages or loss incurred by NPC or any of its affiliates (including attorneys' fees and expenses) as a result of any such violation; and (c) NPC's remaining obligations of this agreement, if any, shall cease (other than payment of your base salary through the date of such violation and any earned but unpaid vacation or bonus or except as may be required by law).

        This agreement shall be governed by the laws of the State of Iowa applicable to agreements made and to be performed entirely within such State.

        If you agree with the terms outlined above and in the Employment Term Sheet, please date and sign the copy of this letter enclosed for that purpose and return it to us.

        We look forward to seeing you and your wife on June 13th. Please call Linda Pierce and she will make arrangements for you to meet with a local realtor if you wish.

Sincerely,


/s/ RONALD D. PALIUGHI
Ronald D. Paliughi
President and Chief Executive Officer

Agreed and Accepted

/s/ MARTIN A. WOODS                                   6-13-97
 ...............................                   ...................
Martin A. Woods                                   Date

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                                MARTIN A. WOODS
                             EMPLOYMENT TERM SHEET


   Provision                       Term                   Comments
   ---------                       ----                   --------
Base Salary...............  $139,000/year            Subject to increase at
                                                     discretion of NPC Board.

Annual Incentive..........  $65,000/cycle target     Company and individual
                            (50% of salary)          performance assessed for
                                                     each fiscal year relative
                                                     to objectives agreed in
                                                     advance between
                                                     executive and CEO of NPC.

Mid-Term Cash.............  $52,000/cycle target     The CEO of NPC will
                            (40% of salary)          develop a mid-term cash
                                                     performance plan calibrated
                                                     to deliver the target award
                                                     for delivering agreed upon
                                                     profit over a three-year
                                                     performance cycle. During
                                                     each year of the three-year
                                                     cycle an amount will be
                                                     accrued based upon a share
                                                     of the company's profits
                                                     over a minimum return; a
                                                     new three-year cycle begins
                                                     each year so that after the
                                                     third year the annual cash
                                                     pay-out should equal or
                                                     exceed the target; no cap
                                                     on potential award.

Unit Options..............                           18,000 subject to
                                                     confirmation by NPC
                                                     Compensation Committee.

Relocation................                           See attachment.

Health, Medical,
  Insurance Benefits......                           Participation in NPC Plans.

Vacation..................                           Consistent with other
                                                     executive officers.



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